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                                                                    EXHIBIT 99.2

                               AMENDMENT NO. 1 TO
                      PROFIT SHARING PLAN FOR EMPLOYEES OF
                 TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
                              AS RESTATED EFFECTIVE

         WHEREAS, TRINITY INDUSTRIES, INC. (the "Company") has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999 (the "Plan"); and

         WHEREAS, pursuant to the provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects as hereinafter provided:

         NOW, THEREFORE, effective as of April 1, 1999, the Company does hereby amend the Plan as follows:

         1. Section 4.02 is hereby amended by revising the first paragraph thereof to be and read as follows:

         "Upon commencement of Participation hereunder and in accordance with such procedures as the Committee or Trustee shall prescribe, a Participant shall enter into a salary reduction agreement with his Employer. The terms of such salary reduction agreement shall provide that the Participant agrees to accept a reduction in salary from the Employer equal to any whole percentage of his Compensation per payroll period, with such percentage to be not more than fourteen percent (14%) of such Compensation; provided, however, that for any Year during which the Participant is also a participant in the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates As Restated Effective January 1, 2000, such percentage shall be four percent (4%) of his Compensation per payroll period, or, for the Year ending March 31, 2000, the greater of four percent (4%) or the percentage specified in his salary reduction agreement."

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         2.       Section 6.06 is hereby amended by adding the following new subsection (1) to the end thereof to be and read as follows:

         "(1) To the extent that a Participant who has an outstanding loan is on an Authorized Leave of Absence, such Participant shall be permitted to make direct payments to repay his loan, the precise manner and frequency of which shall be determined by the Committee in its sole discretion at the time that such Participant's Authorized Leave of Absence commences. In addition, if the Participant's Authorized Leave of Absence is unpaid, the Committee may, in its sole discretion, suspend the Participant's loan payments during a period of not more than twelve (12) months; provided, however, that the Participant's loan must be repaid by the latest date permitted under Code Section 72(p)(2)(B) and the loan payments due after the Authorized Leave of Absence ends (or, if earlier, after the first year of the Authorized Leave of Absence) must not be less than those required under the terms of the original loan. To the extent that a Former Participant who has an outstanding loan on the date of his termination of employment with the Employers is not eligible to receive a distribution from the Plan due to the application of the distribution restrictions of Code Section 401(k)(2)(B)(ii), such Former Participant shall be permitted to repay his loan as if he were still an active Participant hereunder, with the precise manner and frequency of loan payments to be determined by the Committee in its sole discretion at the time that such Former Participant's employment is terminated."

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf on this 30th day of November, 1999, effective as of April 1, 1999.

                                                   TRINITY INDUSTRIES, INC.

                                                   By: /s/ Timothy F. Wallace
                                                       -------------------------
                                                       Title: CEO

ATTEST:

/s/ Neil O. Shoop

THE STATE OF TEXAS       )
                         ) ss.
COUNTY OF DALLAS         )

         This instrument was acknowledged before me on the 30th day of November, 1999, by Timothy F. Wallace, CEO of TRINITY INDUSTRIES, INC., a Delaware corporation, on behalf of said corporation.

                                                  /s/ Kathleen L. Southmayd
                                                  ------------------------------
                                                  Notary Public in and for
                                                  the State of Texas

My Commission Expires:                            Printed Name of Notary:

06/24/2003                                        Kathleen L. Southmayd

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